Exhibit 99.2
Report of Independent Registered Public Accounting Firm

The Board of Directors
Azure Midstream Holdings LLC:

We have audited the accompanying balance sheets of Azure Legacy System and of Azure Legacy System Predecessor as of December 31, 2014 and 2013, and the related statements of operations, parent company net investment, and cash flows for the year ended December 31, 2014, the period from November 15, 2013 to December 31, 2013, the period from January 1, 2013 to November 14, 2013 and the year ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Azure Legacy System as of December 31, 2014 and December 31, 2013, and the results of the operations and cash flows of the Azure Legacy System and the Azure Legacy System Predecessor for the year ended December 31, 2014, the period from November 15, 2013 to December 31, 2013, the period from January 1, 2013 to November 14, 2013 and the year ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

As discussed in note 1 to the financial statements, effective November 15, 2013, the Azure Legacy System had a change in controlling ownership. As a result of this change in control, the financial information after November 15, 2013 is presented on a different cost basis than that for the period before the acquisition and, therefore, is not comparable.

/s/ KPMG LLP

Dallas, Texas
April 6, 2015

Azure Legacy System
Balance Sheets
As of December 31, 2014 and December 31, 2013
(In Thousands)

	December 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$—	$—
Trade accounts receivable, net	6,692	8,562
Other current assets	17	681
Total current assets	6,709	9,243

Property, plant and equipment, net	215,636	212,355
Other non-current assets	4,392	5,904
Total assets	$226,737	$227,502

Liabilities and Parent Company Net Investment
Current Liabilities
Accounts payable and accrued liabilities	$5,163	$9,389
Current portion of long-term debt allocated from the Azure Energy credit agreement	7,102	7,102
Total current liabilities	12,265	16,491

Long-term debt allocated from the Azure Energy credit agreement	127,831	134,932
Total liabilities	140,096	151,423

Commitments and contingencies (Note 8)

Parent company net investment	86,641	76,079
Total liabilities and parent company net investment	$226,737	$227,502

See accompanying notes to the financial statements.

Azure Legacy System and Azure Legacy System Predecessor
Statements of Operations
For the Year Ended December 31, 2014, the period from November 15, 2013 to December 31, 2013, the period from January 1, 2013 to November 14, 2013 and the year ended December 31, 2012
(In Thousands)

	Azure Legacy System		Azure Legacy System Predecessor
	Year Ended	Period from November 15, 2013 to	Period from January 1, 2013	Year Ended
	December 31, 2014	December 31, 2013	to November 14, 2013	December 31, 2012
Operating Revenues
Natural gas and NGL sales	$42,854	$3,937	$31,749	$37,255
Gathering services and other fees	14,253	1,868	9,514	14,239
Total operating revenues	57,107	5,805	41,263	51,494

Operating expenses:
Cost of purchased gas and NGLs sold	30,642	2,927	21,054	22,793
Operating expense	6,860	1,518	11,330	11,183
General and administrative	4,444	149	3,629	5,692
Asset impairments	228	—	659	5,720
Depreciation and amortization	5,354	657	9,999	11,229
Total expenses	47,528	5,251	46,671	56,617
Income (loss) from operations	9,579	554	(5,408)	(5,123)

Interest expense	10,648	1,304	3,167	4,951
Other (income) expense	(42)	—	(807)	304
Net loss before income taxes	(1,027)	(750)	(7,768)	(10,378)
Income tax expense	163	17	118	147
Net loss	$(1,190)	$(767)	$(7,886)	$(10,525)

See accompanying notes to the financial statements.

Azure Legacy System and Azure Legacy System Predecessor
Statements of Cash Flows
For the Year Ended December 31, 2014, the period from November 15, 2013 to December 31, 2013, the period from January 1, 2013 to November 14, 2013 and the year ended December 31, 2012
(In Thousands)

	Azure Legacy System		Azure Legacy System Predecessor
	Year Ended	Period from November 15, 2013 to	Period from January 1, 2013 to	Year Ended
	December 31, 2014	December 31, 2013	November 14, 2013	December 31, 2012
Operating activities:
Net loss	$(1,190)	$(767)	$(7,886)	$(10,525)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,354	657	9,999	11,229
Amortization of deferred financing costs	1,338	142	266	726
Asset impairments	228	—	659	5,720
Other	78	—	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	4,104	(1,140)	(1,791)	5,181
Other current assets	42	(32)	373	(93)
Accounts payable and other current liabilities	(3,580)	976	1,970	(5,890)
Net cash provided by (used in) operating activities	6,374	(164)	3,590	6,348

Investing activities:
Acquisition of Legacy System	—	(212,515)	—	—
Capital expenditures	(11,239)	(633)	(13,989)	(9,887)
Proceeds from sale of property and equipment	394	—	—	7,500
Net cash used in investing activities	(10,845)	(213,148)	(13,989)	(2,387)

Financing activities:
Allocated borrowings under Azure credit agreements	—	142,034	—	—
Allocated repayments under Azure credit agreements	(7,101)	—	—	—
Allocated repayments under Azure Predecessor credit agreements	—	—	(26,471)	—
Allocated borrowings under Azure Predecessor credit agreements	—	—	—	9,013
Allocated payment of deferred financing costs	(180)	(5,568)	—	(859)
Parent company net investment	11,752	76,846	36,870	(12,115)
Net cash provided by (used in) financing activities	4,471	213,312	10,399	(3,961)

Increase (Decrease) in Cash and Cash Equivalents	—	—	—	—

Cash and Cash Equivalents - Beginning of period	—	—	—	—

Cash and Cash Equivalents - End of period	$—	$—	$—	$—

See accompanying notes to the financial statements.

Azure Legacy System and Azure Legacy System Predecessor
Statement of Parent Company Net Investment
For the Year Ended December 31, 2014, the period from November 15, 2013 to December 31, 2013, the period from January 1, 2013 to November 14, 2013 and the year ended December 31, 2012
(In Thousands)

Legacy System Predecessor parent company net investment - December 31, 2011	$212,187

Legacy System Predecessor net loss for the period	(10,525)
Legacy System Predecessor net contribution from parent for the period	(12,115)
Legacy System Predecessor parent company net investment - December 31, 2012	189,547

Legacy System Predecessor net loss for the period	(7,886)
Legacy System Predecessor net contribution from parent for the period	36,870
Ending Legacy System Predecessor parent company net investment - November 14, 2013	218,531
Elimination of Legacy System Predecessor parent company net investment	(218,531)

Beginning Legacy System parent company net investment - November 15, 2013	76,049
Legacy System net loss for the period	(767)
Legacy System net contribution from parent for the period	797
Ending Legacy System parent company net investment - December 31, 2013	76,079

Legacy System net loss for the period	(1,190)
Legacy System net contribution from parent for the period	11,752
Ending Legacy System parent company net investment - December 31, 2014	$86,641

See accompanying notes to the financial statements.

Azure Legacy System and Azure Legacy System Predecessor
Notes to the Financial Statements
(1) Organization and Nature of the Business

Azure Legacy System and the Azure Legacy System Predecessor

The Azure Legacy System (the “Legacy System”) and the Azure Legacy System Predecessor (the “Legacy System Predecessor”) Carve‑Out Financial Statements (the “Legacy System Carve‑Out Financial Statements”) present the historical carve‑out financial position, results of operations, change in parent company net investment and cash flows of the Legacy System as of December 31, 2014 and 2013, for the year ended December 31, 2014 and the period from November 15, 2013 to December 31, 2013. The Legacy System Carve‑Out Financial Statements also present the historical carve‑out results of operations, change in parent company net investment and cash flows of the Legacy System Predecessor for the period from January 1, 2013 to November 14, 2013 and the year ended December 31, 2012. The Legacy System Carve‑Out Financial Statements have been derived from the accounting records of Azure Midstream Holdings LLC (“Azure Holdings”) and the Azure Midstream Predecessor (“Azure Predecessor”), defined further below, on a carve‑out basis.

On February 27, 2015, Marlin Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), consummated a Transaction Agreement (the “Transaction Agreement”) by and among the Partnership, Azure Midstream Energy LLC, defined further below (and collectively with Azure Holdings, “Azure”), Marlin Midstream GP, LLC, a Delaware limited liability company and the sole general partner of the Partnership (the “GP”), NuDevco Midstream Development, LLC, a Texas limited liability-company and an affiliate of the partnership (“NuDevco”), and Marlin IDR Holdings, LLC a Delaware limited liability company and wholly owned subsidiary of NuDevco (“IDRH”).

The Transaction Agreement resulted in the contribution of the Legacy System to the Partnership and Azure receiving $92.5 million and acquiring 100% of the equity interests in the GP and 90% of the Partnership’s IDR Units, as defined below. To effectuate the Transaction Agreement, the Partnership and Azure executed the following steps:

•
The Partnership (i) amended and restated its partnership agreement to reflect the unitization of all of the Partnership’s incentive distribution rights (as unitized, the “IDR Units”) and (ii) recapitalize the IDRs owned by IDRH into 100 IDR Units.

•	The Partnership redeemed 90 IDR Units held by IDRH in exchange for a payment by the Partnership of $63.0 million to IDRH (the “Redemption”).

•
Azure contributed the Legacy System to the Partnership through the contribution, indirectly or directly, of (i) all of the outstanding general and limited partner interests in Talco Midstream Assets, Ltd., a Texas limited liability company and subsidiary of Azure (“Talco”) and (ii) certain assets (the “TGG Assets”) owned by TGG Pipeline, Ltd., a Texas limited liability company and subsidiary of Azure (“TGG”), in exchange for aggregate consideration of $162.5 million, which was paid to Azure in the form of a cash payment of $99.5 million and in the form of the issuance of 90 IDR Units (the foregoing transaction, collectively, the “Contribution”).

•
Azure purchased from NuDevco (i) all of the outstanding membership interests in the GP for $7.0 million (the “GP Purchase,”) and (ii) an option to acquire up to 20% of each of the common units and subordinated units of the Partnership held by NuDevco as of the execution date of the Transaction Agreement (the “Option,” together with the Redemption, Contribution and GP Purchase, the “Transactions”) for aggregate cash consideration of $7.0 million.

Contemporaneously with the Transactions, the Partnership entered into a new senior secured revolving credit facility (the “Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and SG Americas Securities, LLC (collectively, the “Lenders”). The Credit Agreement has a maturity date of February 25, 2018 and up to $250 million in commitments.

The Partnership immediately borrowed $180.8 million under the Credit Agreement, of which $99.5 million was paid in connection with the Contribution, $63.0 million was paid in connection with the Redemption, $15.0 million was used to repay the outstanding balance as of February 27, 2015 under the Partnership’s existing senior secured revolving credit facility and $3.3 million was used to pay fees and expenses associated with the Credit Agreement. Associated Energy Services ("AES"), a wholly owned subsidiary of NuDevco and an affiliate of the Partnership, immediately pledged $15.0 million of the $63.0 million received as part of the Redemption as collateral for a letter of credit supporting the logistics segment transloading services agreements.

Azure Midstream Holdings LLC

On November 15, 2013, Azure Holdings acquired 100% of the equity interests in Talco and TGG (collectively “TGGT”) for an aggregate sales price of $910.0 million, plus customary working capital adjustments, from EXCO Resources, Inc. (“EXCO”) and BG Group plc (“BG”). As part of the acquisition of TGGT, members of Azure Holdings management, Energy Spectrum Partners VI LP, and its parallel and co‑investment funds (“Energy Spectrum Partners”), a group of co‑investors affiliated with Energy Spectrum Partners (the “Co‑Investors”) and an affiliate of Tenaska Capital Management, LLC (“Tenaska Capital Management” and collectively with the members of management, Energy Spectrum Partners and the Co‑Investors, the “Azure Members”) contributed a combined $410 million in cash for an ownership interest in Azure Midstream Holdings. In a related transaction, TPF II East Texas Gathering, LLC (“ETG”), a business managed by Tenaska Capital Management, was contributed to Azure Holdings in exchange for a $90 million additional ownership interest in Azure Holdings valued at $90.0 million (the “ETG Contribution”). The acquisition of TGGT and the ETG Contribution are collectively referred to as the Acquisition.

Subsequent to the Acquisition, TGGT and ETG are indirectly owned and operated by Azure Holdings through its wholly owned subsidiary, Azure Midstream Energy, LLC.

The Legacy System is a part of TGGT, and has been carved‑out and derived from the accounting records of Azure Holdings for periods subsequent to the Acquisition.

Azure Predecessor

The Azure Predecessor was formed on August 14, 2009, arising from a transaction between EXCO and BG. EXCO contributed TGGT to the Azure Predecessor in exchange for membership interest. EXCO then sold 50% of its membership interest in the Azure Predecessor to BG for cash consideration. Upon formation, EXCO and BG each funded initial operations of the Azure Midstream Predecessor. The Azure Midstream Predecessor’s consolidated financial statements are comprised of the TGGT assets, liabilities and results of operations as of and for all periods prior to the Acquisition as TGGT is the Predecessor of Azure Holdings for accounting purposes.

The Legacy System Predecessor was a part of TGGT, and has been carved‑out and derived from the accounting records of TGGT for the periods prior to the Acquisition.

Nature of Business

The Legacy System and Legacy System Predecessor are comprised of midstream assets primarily located within Harrison, Panola and Rusk counties in Texas and Caddo parish in Louisiana. These midstream assets currently serve the Cotton Valley formation, the Haynesville shale formation and the shallower producing sands in the Travis Peak formation. As of December 31, 2014, the Legacy System consisted of approximately 658 miles of high‑and low‑pressure gathering lines, ten 1,340 horsepower compressors and two additional compressors comprising 725 horsepower, for a total of 14,125 horsepower of compression. The Legacy System has access to four third‑party processing plants, including the Carthage Hub, which serve as a connection point for a number of intrastate and interstate pipelines.

Basis of Presentation

As a result of the Transactions, Azure acquired a controlling financial interest in the Partnership through the GP Purchase. Azure is considered the accounting acquirer of the General Partner, and therefore will record its acquisition of the General Partner as a business combination within Azure’s consolidated financial statements. The Legacy System is deemed to be the accounting acquirer of the Partnership because its parent company, Azure, obtained control of the Partnership through the indirect control of the General Partner. Consequently, the Legacy System is deemed to be the predecessor of the Partnership for financial reporting purposes, and the Legacy System's assets and liabilities will retain their historical carrying values. Additionally, the Partnership's assets acquired and liabilities assumed by the Legacy System in the business combination will be recorded at their fair values measured as of the acquisition date. The excess of the assumed purchase price of the Partnership, which has been determined using acceptable fair value methods and is partially based on the consideration Azure paid for the general partner interests and the IDR Units, over the estimated fair values of the Partnership's net assets acquired will be recorded as goodwill.

Additionally, because the Legacy System is reflected at Azure’s historical cost, the difference between the $162.5 million in consideration paid by the Partnership and Azure's historical carrying values (net book value) at February 27, 2015 was recorded as an adjustment to partners’ capital on a pro-rata basis.

The operating results and the majority of the assets and liabilities of the Legacy System and the Legacy System Predecessor have been specifically identified based on the existing divisional organization of Azure Holdings and the Azure Predecessor. Certain assets, liabilities and expenses presented in the carve‑out statements of financial position and statements of operations represent allocations and estimates of the costs of services incurred by either Azure Holdings or Azure Predecessor. These allocations and estimates were based on methodologies that management believes to be reasonable, and include items such as outstanding debt and related expenses associated with the Azure and Azure Predecessor credit agreements and general and administrative expenses incurred by Azure Holdings and the Azure Predecessor on behalf of the Legacy System. See the accompanying notes for discussions of the specific allocation methodology applied to debt and related charges and others.

Revenues have been identified by contracts that are specifically identifiable to the Legacy System and the Legacy System Predecessor. Depreciation and amortization are based upon assets specifically identified to the Legacy System and Legacy System Predecessor. Salaries, benefits and other general and administrative costs have been allocated to the Legacy System based on management’s use of a reasonable allocation methodology as such costs were historically not allocated to the Legacy System and the Legacy System Predecessor.

Azure Holdings and Azure Predecessor’s direct investment in the Legacy System and the Legacy System Predecessor is presented as parent company net investment in the Legacy System Carve‑Out Financial Statements and includes the accumulated net earnings and accumulated net contributions from Azure Holdings and Azure Predecessor, including allocated long‑term debt, interest expense and general and administrative expenses.

The Legacy System Carve‑Out Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). These principles are established by the Financial Accounting Standards Board. The preparation of the Legacy System Carve‑Out Financial Statements in accordance with GAAP requires that management make estimates and assumptions and use judgment regarding the reported amounts of assets, liabilities, revenues and expenses and disclosures of contingent assets and liabilities for the periods presented herein. The Legacy System Carve‑Out Financial Statements reflect the application of purchase accounting related to the acquisition of a controlling interest in TGGT and ETG, including the Legacy System, effective as of November 15, 2013. The Legacy Predecessor financial statements are comprised of the Legacy System assets, liabilities and results of operations as of and for all periods prior to the Acquisition and relates to the period under Azure Predecessor ownership.

Operating Segments

The Legacy System's chief operating decision-maker is the Azure president. The chief operating decision-maker reviews financial information presented in an aggregated manner in order to make decisions about the Legacy System's resource allocations and to asses its performance. Accordingly, the Legacy System has one reportable segment.

(2) Summary of Significant Accounting Policies

Use of Estimates

The Legacy System Carve‑out Financial Statements have been prepared in conformity with GAAP, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet dates, the reported amounts of revenue and expense, including fair value measurements, and disclosure of contingencies. Although management believes these estimates are reasonable, actual results could differ from its estimates.

Cash and Cash Equivalents

The Legacy System utilizes Azure Holdings and the Azure Predecessor’s centralized processes and systems for cash management, payroll, purchasing and expenditures. As a result, cash generated by and cash received by the Legacy System were deposited in and commingled with the general corporate funds of the respective period’s owner and is or was not specifically allocated to the Legacy System. The net results of these cash transactions between the Legacy System and the respective period’s owner are reflected in parent company’s net investment in the carved‑out balance sheets. Changes in long‑term debt associated with the Azure Energy credit agreement is assumed as a cash borrowings or repayments in the statements of cash flows.

Trade Accounts Receivable

Trade accounts receivables are specifically identified based on contracts assigned by Azure Holdings to the Legacy System and primarily represent receivables for gathering, compression, treating and other services provided to natural gas producers as well as natural gas and NGL sales receivable from third parties.

Allowance for Doubtful Accounts

In evaluating the collectability of accounts receivable, management performs ongoing credit evaluations of the Legacy System’s customers and adjusts payment terms based upon payment history and each customer’s current creditworthiness, as determined by management’s review of such customer’s credit information, detailed analysis of the expected collectability of accounts receivable that are past due and the expected collectability of overall receivables. The allowance for doubtful accounts was not material to the Legacy System Carve-Out Financial Statements as of December 31, 2014 and 2013.

Concentration of Credit Risk

Financial instruments that potentially subject the Legacy System to concentrations of credit risk are primarily trade accounts receivables. The Legacy System performs ongoing credit evaluations of its customers’ financial condition. Declines in oil and gas prices have resulted in reductions in capital expenditure budgets of oil and gas exploration and development companies and could impact the financial condition of the Legacy System’s customers.

Property, Plant and Equipment, Net

Property, plant and equipment is specifically identified based on authorization for expenditures for the Legacy System and is recorded at its original cost of construction or, upon acquisition, at fair value of the assets acquired. Expenditures for maintenance and repairs that do not add capacity or extend the useful life of an asset are expensed as incurred. Expenditures to extend the useful lives of the assets or enhance their productivity or efficiency from their original design are capitalized over the expected remaining period of use. The carrying value of the assets is based on estimates, assumptions and judgments relative to useful lives and salvage values. Sales or retirements of assets, along with the related accumulated depreciation, are removed from the accounts and any gain or loss on disposition is included in the statement of operations. The Legacy System gas gathering asset capital expenditures for the periods presented have been reduced by amounts reimbursed by producers for well connection costs.

Depreciation of property, plant, and equipment is recorded on a straight‑line basis over the estimated useful lives of the assets. These estimates are based on various factors including age (in the case of acquired assets), manufacturing specifications, technological advances and historical data concerning the useful lives of similar assets. In connection with the Acquisition, purchase accounting was applied to the Legacy System assets acquired and liabilities assumed and an appropriate estimate for the useful lives of the assets acquired was determined. The Azure Holdings estimate of useful lives was different than the useful lives assigned to these assets by the Azure Midstream Predecessor.

Impairment of Long‑Lived Assets

Relevant accounting guidance requires long lived assets to be reviewed whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. In order to determine whether an impairment has occurred, we compare the net book value of the asset to the estimated undiscounted future net cash flows related to the asset. Our estimate of undiscounted cash flows is based on assumptions regarding the purchase and resale margins on natural gas, volume of gas available to the asset, markets available to the asset, operating expenses, and prices of natural gas liquids "NGLs". The amount of availability of natural gas to an asset is sometimes based on assumptions regarding a producer’s future drilling activity, which may be dependent in part on natural gas prices. Projections of gas volumes and future commodity prices are inherently subjective and contingent upon a number of variable factors. Any significant variance in any of the above assumptions or factors could materially affect our cash flows, which could require us to record an impairment of an asset.

If an impairment has occurred, the amount of the impairment is determined based on the expected future net cash flows discounted using a rate management believes a market participant would assume is reflective of the risk associated with achieving the underlying cash flows.

Deferred Financing Costs

Deferred financing costs are capitalized and amortized as interest expense under the effective interest method over the term of the related debt. The unamortized balance of deferred financing costs is included in other assets on the balance sheets. All deferred financing costs have been allocated from Azure and are associated with the Azure Credit Agreement (see Note 6).

Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities primarily represents open invoices as of period end that are specifically identified for the Legacy System and the Legacy System Predecessor based on authorization for expenditures using the same information as for property, plant and equipment. Accrued liabilities are allocated to the Legacy System and Legacy System Predecessor based on historical analysis of invoices by authorization for expenditures in the period of services rendered.

Fair Value of Financial Instruments

Accounting guidance requires the disclosure of the fair value of all financial instruments that are not otherwise recorded at fair value in the financial statements. At December 31, 2014 and 2013, financial instruments recorded at contractual amounts that approximate fair value include accounts receivable, accounts payable and accrued expenses. The fair values of such items are not materially sensitive to shifts in market interest rates because of the short term to maturity of these instruments. The fair value of the debt funded through the Azure Energy credit agreement or the Azure Predecessor credit agreement and allocated to the Legacy System approximates its carrying amount as of December 31, 2014 and 2013 primarily due to the variable nature of the interest rate of the instrument. The fair value of the debt is considered a Level 2 fair value measurement.

Asset Retirement Obligations

Accounting standards related to asset retirement obligations require us to evaluate whether any future asset retirement obligations exist as of December 31, 2014 and 2013, and whether the expected retirement date of the related costs of retirement can be estimated. We have concluded that Legacy System and Legacy System Predecessor natural gas gathering assets, which include pipelines, compression facilities and treating facilities, have an indeterminate life because they are owned and will operate for an indeterminate future period when properly maintained. A liability for these asset retirement obligations will be recorded only if and when a future retirement obligation with a determinable life is identified. The Legacy System Carve‑Out Financial Statements did not provide any asset retirement obligations as of December 31, 2014 or 2013 because management of the Legacy System did not have sufficient information to reasonably estimate such obligations, and had no intention of discontinuing use of any significant assets.

Gas Imbalances

Quantities of natural gas over delivered or under delivered related to imbalance agreements are recorded monthly as accounts receivable or accounts payable using an estimated price based on current market prices, an index to current market prices or the weighted average prices of natural gas at the plant or system pursuant to imbalance agreements for which settlement prices have yet to be finalized. Dependent on imbalance contract terms within certain volumetric limits, imbalances may be settled by deliveries of natural gas.

Revenue Recognition

Primary revenue producing activities are the sales of natural gas and NGLs purchased from third parties, for which the Legacy System and the Legacy System Predecessor takes title, and the sale of condensate liquids. Natural gas revenues arise from transactions that are completed under contracts with limited commodity price exposure, and we elect the normal purchases and normal sales exemption on all such transactions for accounting purposes. The Legacy System and the Legacy System Predecessor receives a market price per barrel on our revenue from natural gas condensate liquids. We report the natural gas and condensate revenues and the associated purchases and expenses on a gross basis within our statement of operations. The cost of natural gas purchased from third parties is reported as a component of operating costs and expenses.

Secondarily, the Legacy System and the Legacy System Predecessor earns gathering services and other fee revenues from the transportation, gathering, compression and treating of natural gas. These gathering services and other fees are generally provided on a fixed fee basis per unit based on the volumes (Mcf) or heating content (MMBtu) of natural gas.

Revenue from all services and activities are recognized when all of the following criteria are met: (i) persuasive evidence of an exchange arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price is fixed or determinable, and (iv) collectability is reasonably assured.

Income Taxes

No provision for federal or state income taxes is included in the Legacy System Carve‑out Financial Statements as such income is taxable directly to the partners owning the Legacy System and the Legacy System Predecessor. Each partner is responsible for its share of federal and state income tax. Net earnings for financial statement purposes may differ significantly from taxable income reportable to each partner as a result of differences between the tax basis and financial reporting basis of assets and liabilities.

The Legacy System and the Legacy System Predecessor are subject to the Texas gross margin tax. These taxes owed in respect of the Legacy System and Legacy System Predecessor are reflected in the Legacy System’s parent’s consolidated Texas franchise tax return. The current tax liability is assessed based on the gross revenue apportioned to Texas. Differences in amounts included in the determination of taxable gross margin for book and tax purposes result in deferred tax assets and liabilities. There were no deferred tax amounts incurred or recorded as of December 31, 2014 or 2013.

Uncertain Tax Positions

The tax positions taken or expected to be taken in the course of preparing the financial statements are evaluated to determine whether the tax positions are more likely than not of being sustained by the applicable tax authority. Tax positions deemed not to meet the more likely than not threshold would be recorded as a tax benefit or expense in the current year. Management believes that there are no uncertain tax positions for the Legacy System Carve‑out Financial Statements.

Environmental Liabilities

The operations of Azure Legacy System and the Azure Legacy System Predecessor are subject to various federal, state, and local laws and regulations relating to the protection of the environment. Although management of the Legacy System believes that it is in compliance with applicable environmental regulations, the risk of costs and liabilities are inherent in pipeline ownership and operation, and there can be no assurances that significant costs and liabilities will not be incurred by the Legacy System. Management is not aware of any contingent liabilities that currently exist with respect to environmental matters.

The Legacy System’s policy is to accrue for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

Commitments and Contingencies

The carve‑out financial results of the Legacy System and the Legacy System Predecessor may be affected by judgments and estimates related to loss contingencies. Accruals for loss contingencies are recorded when management determines that it is probable that an asset has been impaired or a liability has been incurred and that such economic loss can be reasonably estimated. Such determinations are subject to interpretations of current facts and circumstances, forecasts of future events, and estimates of the financial impacts of such events. There are no material commitments and contingencies as of December 31, 2014 and 2013 associated with the Legacy System.

Parent Company Net Investment

Azure Holdings and Azure Midstream Predecessor’s net investment in the operations of the Legacy System is presented as parent company net investment in the Legacy System Carve‑Out Financial Statements. Parent company net investment represents the accumulated net earnings of the operations and the accumulated net contributions from Azure Holdings and the Azure Midstream Predecessor. Net contributions from Azure Holdings and Azure Midstream Predecessor at December 31, 2014 and 2013 were primarily comprised of intercompany operations and maintenance expense, cash clearing and other financing activities, and debt and general and administrative costs allocations to the Legacy System.

Earnings Per Unit

Earnings per unit has not been presented because the Legacy System and Legacy System Predecessor's respective owners hold interests and not units.

Recent Accounting Pronouncements

Accounting standard‑setting organizations frequently issue new or revised accounting rules and pronouncements. We regularly review new accounting rules and pronouncements to determine their impact, if any, on our financial statements.

In May 2014, the Financial Accounting Standards Board (FASB) and International Accounting Standards Board (IASB) jointly issued a comprehensive new revenue recognition standard that will supersede nearly all existing revenue recognition guidance under GAAP and International Financial Reporting Standards (IFRS). The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The Legacy System is required to adopt this standard beginning in the first quarter of 2017. The adoption could have a significant impact on the Legacy System financial statements, however management of the Legacy System is currently unable to quantify the impact.

There are currently no other recent pronouncements that have been issued that the Legacy System believes will materially affect its financial statements.

(3) Acquisitions

Legacy System

On November 15, 2013, Azure Holdings purchased TGGT from EXCO and BG, and was contributed ETG from Tenaska Capital Management, for a total purchase price of $1.0 billion, plus customary working capital adjustments. Both TGGT and ETG are engaged in natural gas gathering, processing, compression, treating, transportation and related services in North Louisiana and East Texas. The Legacy System assets and operations were a part of the TGGT legal entities and have been carved‑out from the assets and operations of Azure Midstream Holdings.

For purposes of the Legacy System Carve‑Out Financial Statements, we have allocated a portion of the total purchase price to the Legacy System assets acquired based on their estimated fair values at the acquisition date. The fair values of the assets and liabilities are based on assumptions related to expected future cash flows, discount rates and asset lives using currently available information. We utilized a mix of the cost, income and market approaches to determine the estimated fair values of such assets and liabilities. The fair value measurements and models have been classified as nonrecurring Level 3 measurements. There was no goodwill allocated to the Legacy System because it was determined that the purchase price allocated to the Legacy System was equal to the fair value of the Legacy System net assets acquired.

The following table summarizes the amount of consideration paid for in the acquisition and the amounts of estimated fair value of the assets acquired and liabilities assumed at the acquisition date that have been allocated to the Legacy System for purposes of the Legacy System Carve‑Out Financial Statements.

Purchase Price Allocation to Legacy System (In Thousands)

Cash paid by Azure Midstream Holdings LLC for Legacy System	$212,515

Assets Acquired:
Total tangible assets	$213,426
Net working capital assumed	(911)
Total Purchase Price	$212,515

Azure Holdings recognized $6.1 million of transaction costs during the period from November 15, 2013 to December 31, 2013 as a result of the Acquisition. These transaction costs have not been allocated to the Legacy System Financial Statements.

Legacy System Predecessor

The Legacy System Predecessor received an offer to purchase the Danville Gathering System during the fiscal year 2012, and in December 2012 the Danville Gathering System was sold for $7.5 million. The net book value of the Danville gathering system was $13.0 million, resulting in an impairment charge of $5.5 million.

(4) Accounts Receivable and Concentration of Credit Risk

The Legacy System and Legacy System Predecessor’s primary markets are in the North Louisiana and East Texas natural gas supply basins, and it delivers natural gas to major intrastate and interstate pipelines in these regions. The Legacy System has a concentration of revenues and trade accounts receivable due from customers engaged in the production, trading, distribution and marking of natural gas and condensate. These concentrations may affect overall credit risk in that these customers may be affected similarly by changes in the economic, regulatory, environmental or other factors. The Legacy System analyze its customers’ historical financial and operational information before extending credit. The Legacy System Predecessor’s concentration of credit risk was not materially different than that of the Legacy System.

The Legacy System had five customers that individually represented greater than 10% of total operating revenues during the year ended December 31, 2014, specifically Conoco Phillips Company, BP plc., Texla Energy Management Inc., Centerpoint Energy and MarkWest Energy Partners, LP each represented 25%, 16%, 15%, 14% and 10% of total operating revenues, respectively. The Legacy System and the Legacy System Predecessor each had four customers that individually represented greater than 10% of total operating revenues during the period from November 15, 2013 to December 31, 2013 and the period from January 1, 2013 to November 14, 2013, specifically Texla Energy Management Inc., Tenaska, BP plc. and MarkWest Energy Partners, LP each represented 22%, 14%, 11% and 11%, respectively, during the two periods. The Legacy System Predecessor had two customers that individually represented greater than 10% of total operating revenues for the year ended December 31, 2012, specifically Houston Pipeline Company LP and Tenaska each represented 15% and 13%, respectively, during the period.

As of December 31, 2014, BP plc. represented 17% and MarkWest Energy Partners, LP represented 14% of the Legacy System accounts receivable. As of December 31, 2013, BP plc. represented 30%, Texla Energy Management Inc. represented 17% and MarkWest Energy Partners, LP represented 11% of the Legacy System accounts receivable.

(5) Property, Plant and Equipment, Net

Property, plant and equipment, net consisted of the following as of each respective period:

		Legacy System
	Estimated Useful	December 31,
	Life (years)	2014	2013
Pipelines	45	$205,819	$203,081
Buildings	30	2,058	2,058
Gas processing and compression facilities	20	10,272	4,675
Other depreciable asserts	5 - 15	2,405	2,352
Total property, plant and equipment		220,554	212,166
Accumulated depreciation		(6,007)	(657)
Total		214,547	211,509
Construction in progress		881	638
Land and other		208	208
Property, plant and equipment, net		$215,636	$212,355

Depreciation is provided using the straight‑line method based on the estimated useful life of each asset. The Legacy System estimated useful lives were different than the estimated useful lives assigned by the Legacy System Predecessor. Depreciation expense recognized by the Legacy System for the year ended December 31, 2014 and the period from November 15, 2013 to December 31, 2013 was $5.4 million and $0.7 million, respectively. Depreciation expense recognized by the Legacy System Predecessor for the period from January 1, 2013 to November 14, 2013 and the year ended December 31, 2012 was $9.9 million and $11.2 million, respectively.

Long Lived Asset Impairments

Legacy System

The Legacy System recognized an asset impairment of $0.2 million during the year ended December 31, 2014 as a result of adjusting the carrying value of the assets held for sale to their net realizable fair value. The Legacy System had no impairments during the period from November 15, 2013 to December 31, 2013.

Legacy System Predecessor

The Legacy System Predecessor recognized asset impairments of $0.7 million during the period from January 1, 2013 to November 14, 2013. The asset impairments were a result of adjusting the carrying value of assets held for sale to their net realizable fair value. The Legacy System Predecessor recognized asset impairments of $5.7 million during the year ended December 31, 2012. The asset impairments were associated with the Danville Gathering System, discussed within Note 3, and the result of adjusting the carrying value of assets held for sale to their net realizable fair value.

(6) Long Term Debt

Azure Credit Agreement

On November 15, 2013, Azure closed on a $550.0 million Senior Secured Term Loan B (TLB) maturing November 15, 2018, and a $50.0 million Senior Secured Revolving Credit Facility (Revolver and collectively with the TLB, the Credit Agreement) with a maturity of November 15, 2017. Borrowings under the Credit Agreement are unconditionally guaranteed, jointly and severally, by all of the Azure subsidiaries, including the Legacy System, and are collateralized by first priority liens on substantially all of existing and subsequently acquired assets and equity.

Under the TLB, borrowings bear interest at Azure’s option of either the (i) monthly Eurodollar Rate, which is the British Bankers Association London Inter Bank Offered Rate and cannot be less than 1% per year or (ii) the Alternative Base Rate (ABR), which is the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate; plus 0.50% or (c) the 30‑day Eurodollar Rate; plus 1.0%; plus the applicable Eurodollar margin or the ABR margin which is 5.5% and 4.5%, respectively. Azure Energy elected the Eurodollar Rate and Eurodollar margin for the TLB for the year ending December 31, 2014 and the period from November 15, 2013 to December 31, 2013. For the Revolver, borrowings bear interest under the same terms as the TLB and the applicable Eurodollar margin and ABR margin vary quarterly based on Azure Holdings consolidated leverage ratio. The weighted average interest rate for the year ended December 31, 2014 and the period from November 15, 2013 to December 31, 2013 was 6.50%. Total outstanding borrowings associated with the Credit Agreement were $522.5 million and $550.0 million as of December 31, 2014 and December 31, 2013, respectively, of which $27.5 million is due within one year. As of December 31, 2014 and 2013, all outstanding borrowings were associated with the TLB and there were no outstanding borrowings under the Revolver during either period.

In September 2014, Azure Holdings and Azure entered into the first amendment to the Credit Agreement (the "First Amendment"). Among other things, the First Amendment reduced borrowing capacity under the Revolver from $50.0 million to $40.0 million and provided for more favorable financial condition covenants. A loss on the extinguishment of debt in the amount of $0.3 million was recognized by Azure Holdings as a result of the First Amendment, and a portion, $0.1 million, of the loss on the extinguishment of debt has been allocated to the Legacy System and is included within interest expense.
Azure Predecessor Credit Agreement

The Azure Predecessor had a $600.0 million senior secured credit facility (the "Predecessor Credit Agreement"). Borrowings under the Predecessor Credit Agreement were unconditionally guaranteed, jointly and severally, by all of the Predecessor’s subsidiaries, including the Legacy System Predecessor, and were collateralized by first priority liens on substantially all of the existing and subsequently acquired assets and equity.

The weighted average interest rate associated with the Predecessor Credit Agreement for the period from January 1, 2013 to November 14, 2013 and the year ended December 31, 2012 was 2.42% and 2.72%, respectively. Outstanding borrowings associated with the Predecessor Credit Agreement averaged $446.6 million and $512.1 million for the period from January 1, 2013 to November 14, 2013 and the year ended December 31, 2012, respectively.

Legacy System and Legacy System Predecessor Long‑Term Debt and Related Expenses Allocation

The Credit Agreement and the Predecessor Credit Agreement served as the sole borrowing agreement applicable for the Legacy System and the Legacy System Predecessor during the periods presented. In addition, substantially all of Azure Holdings and the Azure Predecessor’s subsidiaries, including the Legacy System and the Legacy System Predecessor, served as guarantors and pledgers with respect to the Credit Agreement and the Predecessor Credit Agreement.

The Legacy System and the Legacy System Predecessor’s long‑term debt and related expense balances represent an allocation of its proportionate share of the Azure and Azure Midstream Predecessor’s consolidated long‑term debt as of and for all periods presented. Substantially all of the Legacy System and Legacy System Predecessor’s capital expenditures, including $550 million used to fund a portion of the Acquisition, were financed by the Credit Agreement or the Predecessor Credit Agreement during these respective periods. As a result, the long‑term debt and related expense balances presented within the Legacy System Carve‑Out Financial Statements represent the Legacy System and the Legacy System Predecessor’s proportionate share using proportional book value of the Legacy System and the Legacy System Predecessor’s assets as a percentage of total assets financed by the Credit Agreement and the Predecessor Credit Agreement, respectively. The long-term debt allocated to the Legacy System as of December 31, 2014 and 2013 was $134.9 million and $142.0 million, respectively.

In connection with entering into the Credit Agreement and the Predecessor Credit Agreement, Azure and the Azure Predecessor incurred financing costs. These deferred financing costs were being amortized to interest expense over the term of the loan. Applying the same allocation methodology as the long‑term debt balances, the Legacy System’s deferred finance costs at December 31, 2014 and 2013 were $4.2 million and $5.4 million, respectively. Amortization expense associated with these deferred finance costs was $1.3 million, $0.1 million, $0.3 million and $0.7 million for the year ended December 31, 2014, the period from November 15, 2013 to December 31, 2013, the period from January 1, 2013 to November 14, 2013 and the year ended December 31, 2012, respectively.

The estimated remaining principal payments associated with the Credit Agreement that will be allocated to the Legacy System are $7.1 million for the fiscal years 2015, 2016 and 2017, and the remaining principal balance is due upon maturity in 2018.

The Legacy System and Legacy System Predecessor’s interest expense has also been calculated in a similar allocation methodology as long‑term debt.

(7) Lease Obligations

The Legacy System leases compression and treating equipment and these leases are accounted for as operating leases. Total rent expense for operating leases, including those with terms of less than one year, was $0.8 million and $0.2 million for the year ended December 31, 2014 and the period from November 15, 2013 to December 31, 2013, respectively.

The following table is a schedule of future minimum lease payments for leases that had initial or noncancelable lease terms in excess of one year as of December 31, 2014.

Amount
Year	(In Thousands)
2015	$53
2016	30
2017	17
2018	14
Thereafter	404
$518

The Legacy System Predecessor also leased compression and treating equipment and these leases were accounted for as operating leases. Total rent expense for operating leases, including those with terms of less than one year, was $1.2 million and $2.3 million for the period from January 1, 2013 to November 14, 2013 and the year ended December 31, 2012, respectively.

(8) Commitments and Contingencies

Legal Matters

Legacy System

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, or from other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs related to any such contingencies are expensed as incurred. Accruals for estimated losses are adjusted as further information develops or as circumstances change. At December 31, 2014 and December 31, 2013, the Legacy System did not have an accrual related to contractual disputes.

During the year ended December 31, 2014 and the period from November 15, 2013 to December 31, 2013, Azure Holdings and its subsidiaries has been a party to litigation arising from events occurring during the normal course of business. While we are unable to estimate the range of exposure, we believe that there is no significant exposure to the Legacy System arising out of these matters. At December 31, 2014 and 2013, the Legacy System had no active litigation matters that management believes will have a material adverse impact on its results of operations, financial condition or cash flows.

Legacy System Predecessor

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, or from other sources were recorded by the Predecessor when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs related to any such contingencies were expensed as incurred. Accruals for estimated losses are adjusted as further information develops or as circumstances change. The Legacy System Predecessor had no such loss contingencies during the period from January 1, 2013 to November 14, 2013 and the year ended December 31, 2012.

Regulatory Compliance

In the ordinary course of business, the Legacy System and Legacy System Predecessor are subject to various laws and regulations. In the opinion of management, compliance with current laws and regulations will not have a material effect on our results of operations, cash flows or financial condition.

Commitments

The Legacy System and certain related parties were co‑guarantors of the Credit Agreement as of December 31, 2014 and 2013. The amounts outstanding under the Credit Agreement were $522.5 million and $550.0 million as of December 31, 2014 and 2013, respectively.

(9) Related Party Transactions

EXCO and BG are considered related parties of the Legacy System for financial reporting purposes as a result of their combined 7% ownership interest in Azure Holdings. The Legacy System also provides services to an affiliate of Tenaska Capital Management, which is also considered a related party. For the year ended December 31, 2014 and the period from November 15, 2013 to December 31, 2013, the Legacy System recorded revenues from these affiliates in the amount of $1.0 million and $0.2 million, respectively. As of December 31, 2014 and 2013, accounts receivable from these affiliates were $0.1 million and $0.5 million, respectively.

EXCO and BG were also considered related parties of the Legacy System Predecessor as a result of their combined 100% ownership interest in the Azure Midstream Predecessor. For the period from January 1, 2013 to November 14, 2013 and the year ended December 31, 2012, the Legacy System Predecessor recorded revenues from these affiliates in the amount of $1.6 million and $12.7 million.

Allocated Expenses

Substantially all of the Legacy System’s senior management is employed by Azure Holdings, and certain functions critical to the Legacy System’s operations are centralized and managed by Azure Holdings. Additionally, the Legacy System resides in office space provided by Azure Holdings. As a result, 32.5% of the total consolidated Azure Holdings’ general and administrative expenses have been allocated to the Legacy System for the periods presented. The Legacy System allocated general and administrative expenses from Azure were $4.4 million and $0.2 million for the year ended December 31, 2014 and the period from November 15, 2013 to December 31, 2013, respectively.

This allocation represents management’s best estimate of the general and administrative expenses incurred on behalf of the Legacy System and was determined after consideration of multiple operating metrics, including dedicated operating personnel, pipeline mileage and system throughput as a percentage of each total consolidated Azure’s operating metric. Management of the Legacy System and Azure believe these allocations reasonably reflect the utilization of services provided and benefits received. The allocated costs are included within general and administrative expense in the statements of operations.

The Legacy System Predecessor allocated general and administrative expenses from the Azure Predecessor has been calculated under the same methodology as the Legacy System, and for the period from January 1, 2013 to November 14, 2013 and the year ended December 31, 2012 the amount of allocated general and administrative expense was $3.6 million and $5.7 million, respectively, which is included within general and administrative expenses.

See notes 2 and 6 for a discussion of long‑term debt and interest allocated from Azure and the Azure Predecessor to the Legacy System and Legacy System Predecessor.

(10) Subsequent Events

On February 27, 2015, in connection with the consummation of the Transactions discussed in Note 1, the Partnership entered into the Senior Credit Facility and immediately borrowed $180.8 million. The Partnership used the initial borrowings to fund (i) the $99.5 million paid in connection with the Contribution, (ii) the $63.0 million paid in connection with the Redemption, (iii) the $15.0 million payment to repay the outstanding balance under the Partnership’s existing senior secured credit facility as of February 27, 2015 and (iv) the $3.3 million in fees associated with the Senior Credit Facility. AES immediately pledged $15.0 million of the $63.0 million received as part of the Redemption as collateral for a letter of credit supporting the Partnership's transloading services agreements associated with its logistics segment. Substantially all of the Partnership’s assets, including the Legacy System, are pledged as collateral under the Senior Credit Facility.

The Transactions resulted in the Legacy System being acquired by the Partnership for consideration, in the form of the IDR Units and cash, of $162.5 million. The consideration received was less than the carrying value of the Legacy System as of the consummation of the transaction, and, as a result, management considered this to be a long lived asset impairment triggering event. Management has performed an impairment analysis on the Legacy System in accordance with the applicable long lived asset impairment accounting guidance, and management has concluded that no asset impairment exists for the Legacy System as of the close of the Transactions.

The Legacy System is deemed to be the accounting acquirer of the Partnership, and the historical consolidated financial statements of the Partnership for the three years ended December 31, 2014 have been recast and now reflect those of the Legacy System, as accounting acquirer. Therefore, the business combination will be accounted for under the acquisition method of accounting, and the assets and liabilities of the Partnership will be reflected at their estimated fair values when combined with the historical financial statements of the Legacy System. The excess of the assumed purchase price of the Partnership over the preliminary estimated fair values of the Partnership's net assets acquired is recorded as goodwill.

The preliminary assumed purchase price and fair value of the Partnership has been determined by using a combination of an income, market and cost valuation methodology, and considered the evaluation of comparable company transactions, the Partnership's discounted future cash flows, the fair value of the Partnership's common units as of the closing of the Transactions and the consideration paid by Azure for the general partner interests and IDR Units. The preliminary assumed purchase price, fair values and asset useful lives are based on management's preliminary estimate and are subject to adjustment based upon final analysis and review by our valuation advisors.

The following table summarizes the preliminary estimate of the assumed purchase price and fair value and its allocation to the assets acquired and liabilities assumed (in thousands):

Total assumed purchase price and fair value of Marlin Midstream Partners, LP	$490,000

The preliminary allocation of the purchase price is as follows (in thousands):

Purchase price allocation to Marlin Midstream Partners, LP
Marlin Midstream Partners, LP fair values:
Current Assets	$9,065
Property, plant and equipment, net	187,500
Intangible assets, net	75,000
Goodwill	232,297
Other long-term assets	3,546
Other current liabilities	(5,540)
Long-term incentive plan payable - affiliates	(469)
Deferred Income taxes	(399)
Long-term debt	(11,000)
Total assumed consideration and fair value of Marlin Midstream Partners, LP	$490,000

Unaudited Pro Forma Financial Information

The following unaudited pro forma financial information for the periods presented assumes the Transactions occurred on January 1, 2012. The pro forma adjustments for the periods presented consist of (i) adjustments to combine the Partnership's historical results of operations with those of the Legacy System, (ii) adjustments to interest expense to remove the previously recognized interest expense and include the interest expense associated with the new Credit Agreement and (iii) adjustments to depreciation and amortization expense attributable to adjustments recorded as a result of purchase accounting.

The following table presents the unaudited pro forma revenues and net income of the Legacy System and the Partnership as if the Transactions had occurred on January 1, 2012:

	Year Ended December 31,
	2014	2013	2012
	(in thousands)
Revenues	$132,335	$99,928	$102,543
Net income (loss)	$12,332	$(18,671)	$(24,149)
In accordance with applicable accounting guidance, management has reviewed and updated its subsequent events related to the Legacy System through the date these financial statements were available to be issued. There were no other material subsequent events that required recognition or additional disclosure in the financial statements.